Exhibit 2

NONDISCLOSURE CONFIDENTIALITY AGREEMENT

April 17, 2024

Erik B. Nordstrom
Peter E. Nordstrom
1617 Sixth Avenue
Seattle, Washington, 98101

Attention:             Erik B. Nordstrom and Peter E. Nordstrom

Ladies and Gentlemen:

Erik B. Nordstrom and Peter E. Nordstrom (together with the other non-Company signatories hereto, “you”) have requested of the Special Committee of the Board of Directors (the “Special Committee”) of Nordstrom, Inc. (the “Company”) that you be permitted to obtain and share certain non-public information in connection with your consideration of a possible negotiated transaction between the Company, on the one hand, and one or more of you or your controlled affiliates, on the other hand (the “Possible Transaction”), subject to and effective upon the execution and delivery of this nondisclosure confidentiality agreement (this “Agreement”). The Company is willing to furnish Proprietary Information (as defined below) to you, and permit you to share Proprietary Information with certain persons, on the terms and subject to the conditions of this Agreement.

1.             Proprietary Information; Other Defined Terms.

(a)            All information concerning the Company and its subsidiaries and all other information that is furnished to you or your Representatives (as defined below) directly or indirectly by the Company or any of its Representatives, including, without limitation, trade secrets, software programs, intellectual property, data files, source code, computer chips, system designs and product designs, whether or not marked as confidential, whether furnished before or after the date hereof, whether oral, written or electronic, and regardless of the manner in which furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials prepared by you or any of your Representatives that contain, reference, reflect or are based upon, in whole or in part, any such information (such notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials are referred to herein as “Derivative Materials”), is referred to herein as “Proprietary Information.” Proprietary Information does not include, however, information that (i) was or becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such other source is not known by you or any of your Representatives to be bound by a confidentiality obligation to the Company or any of its affiliates with respect to such information, (ii) was or becomes generally available to and known by the public (other than as a result of a breach by you or any of your Representatives of this Agreement or a violation by you or any of your Representatives of any other confidentiality obligation to the Company or any of its affiliates), (iii) was previously in your possession as demonstrated by your written records, provided that such information is not known by you or any of your Representatives to be subject to another confidentiality obligation to the Company or any of its affiliates (including, without limitation, pursuant any non-use and confidentiality agreements or other obligations of secrecy to the Company or any of its affiliates, contractual or otherwise, that are applicable to them), or (iv) you can demonstrate by written evidence was independently developed by you or any of your Representatives (other than in your role as a director or employee of the Company or its subsidiaries) without derivation from, reference to or reliance upon, or using in any manner, the Proprietary Information and without breach of this Agreement or a violation by you or any of your Representatives of any other non-use or confidentiality obligation to the Company or any of its affiliates. To the extent that any Proprietary Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you and the Company understand and agree that you and the Company have a commonality of interest with respect to such matters, and it is the mutual desire, intention and understanding of you and the Company that the sharing of such materials is not intended to, and shall not, waive or diminish in any way the confidentiality of such materials or their continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. Accordingly, and in furtherance of the foregoing, you agree not to claim or contend that the Company has waived any attorney-client privilege, work product doctrine or any other applicable privilege by providing information pursuant to this Agreement or any subsequent definitive written agreement regarding a Possible Transaction.

(b)            For purposes of this Agreement, references herein to your “Representatives” shall include only your spouses and your affiliates and your and their respective officers, directors, employees, investment bankers, financial advisors, accountants, legal counsel, consultants, other advisors and, only if you receive the prior written consent of the Company, potential sources of capital or financing (debt, equity or otherwise) (provided that, subject to compliance with Paragraph 10(a) hereof with respect to such persons, no such consent shall be required with respect to (I) any potential source of financing mutually agreed in writing or (II) any potential source of financing who is a Family Owner (as defined below) who executes a confidentiality and standstill agreement directly with the Company or joinder to this Agreement agreeing to be subject to your obligations hereunder (in each case, in a form reasonably acceptable to the Company)); provided that none of the Company or its subsidiaries shall be deemed to be your Representative, and “Representatives” in respect of the Company or the Special Committee shall mean their respective officers, directors, employees, investment bankers, financial advisors, accountants, legal counsel, consultants and other agents and representatives; provided that you shall not be deemed to be a Representative of the Company. As used in this Agreement, (i) the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, limited liability company, partnership, joint venture, trust, other entity or individual and (ii) the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)            The confidentiality and use obligations set forth herein with respect to Proprietary Information shall not restrict Erik B. Nordstrom and Peter E. Nordstrom from carrying out their duties as members of the Company’s and its subsidiaries’ management, and to the extent applicable, members of the boards of directors of the Company and its subsidiaries, in each case that are unrelated to the Possible Transaction, or if related to a Possible Transaction, in (and solely in) such person’s capacity as an officer or director of the Company or any of its subsidiaries, provided that each of them shall continue to be bound by all other non-use and confidentiality agreements or other obligations of secrecy to the Company or any of its affiliates, contractual or otherwise, that are applicable to them.

2.             Use of Proprietary Information and Confidentiality; Transaction Information to Remain Confidential. Except as (i) otherwise permitted under this Agreement (including, without limitation, in accordance with Paragraph 1(c)), (ii) otherwise agreed to in writing by the Company, or (iii) to the extent permitted by this Agreement, if requested or required by applicable law, regulation, stock exchange rule or other market or reporting system or by legal, judicial, regulatory or administrative process (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) (“Legally Required”), you shall, and shall direct your Representatives to, (a) keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person other than your Representatives who are participating in evaluating, negotiating or advising with respect to the Possible Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating, negotiating or advising with respect to the Possible Transaction (all of whom shall be specifically informed of the confidential nature of such Proprietary Information and directed to abide by the terms of this Agreement applicable to Representatives), (b) not use any Proprietary Information for any purpose other than in connection with evaluating, negotiating or advising with respect to the Possible Transaction or the consummation of the Possible Transaction, and (c) not disclose to any person (other than your Representatives who are participating in evaluating, negotiating or advising with respect to the Possible Transaction, in any such case, whom you will direct to observe the terms of this Agreement relating to the confidential treatment and use of Transaction Information (as defined below)) the existence or terms of this Agreement, that Proprietary Information has been made available, that you, the Company, or any other persons are considering the Possible Transaction or any alternative transaction involving the Company, that you are subject to any of the restrictions set forth in this Agreement, that investigations, discussions or negotiations are taking or have taken place concerning the Possible Transaction or involving the Company, any term, condition or other matter relating to the Possible Transaction or such investigations, discussions or negotiations, including, without limitation, the status thereof, or any information that could enable such other person to identify the Company or any of its affiliates, or any other persons, as a party to any discussions or negotiations with you or others (the items described in this clause (c), “Transaction Information”). Without limiting the foregoing, neither you nor any of your Representatives will, without the prior written consent of the Company, enter into any Exclusive Arrangement with any potential source of capital or financing (debt, equity or otherwise), including, for the avoidance of doubt, any of your Representatives, in connection with the Possible Transaction; provided that, without such prior written consent, you may enter into an Exclusive Arrangement with one or more Family Owners who are your Representatives, subject to compliance with the other terms and conditions of this Agreement. For purposes of this Agreement, an “Exclusive Arrangement” means any agreement, arrangement or understanding, whether written or oral, with any potential source of capital or financing (debt, equity or otherwise), including, for the avoidance of doubt, any of your other Representatives, which does, or could be reasonably expected to, legally or contractually limit, restrict or otherwise impair in any manner, directly or indirectly, such source from consummating a transaction involving the Company or any of its affiliates or acting as a potential source of capital or financing (debt, equity or otherwise) to any other person with respect to a potential transaction with the Company or any of its affiliates. If the Special Committee, the Company or any of their respective Representatives publicly disclose any Transaction Information (other than to other Representatives of the Company or Special Committee who need to know such information in connection with a Possible Transaction) then you shall also be permitted to disclose such disclosed Transaction Information and any additional Transaction Information required to make the disclosed Transaction Information not misleading in a material respect.

3.             Legally Required Disclosure. In the event that you (or any of your Representatives) should be Legally Required to disclose any Proprietary Information or Transaction Information, you shall, to the extent legally permissible and reasonably in advance of such disclosure, provide the Company with prompt written notice of such requirement. You also agree, to the extent legally permissible, to provide the Company, in advance of any such disclosure, with a list of any Proprietary Information and Transaction Information that you intend (or that your Representative intends) to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company (at the Company’s sole expense) to the extent it may seek to limit such disclosure, including, without limitation, if requested, taking all reasonable steps to resist or avoid (to the extent legally permissible) any such legal, judicial, regulatory or administrative process. If you are (or any of your Representatives is) Legally Required to disclose any Proprietary Information or Transaction Information, you or your Representative, as applicable, (a) will exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded to that Proprietary Information or Transaction Information, as applicable, and (b) may disclose, without liability hereunder, such portion of the Proprietary Information or Transaction Information that, according to the advice of your counsel, is Legally Required to be disclosed (the “Public Disclosure”); provided, however, that, to the extent legally permissible prior to such disclosure, you shall have considered in good faith the Company’s suggestions concerning the scope and nature of the information to be contained in the Public Disclosure. Notwithstanding the foregoing, your Representatives who are accounting firms may disclose Derivative Materials to the extent, if any, required by law, rule, regulation or applicable professional standards of the American Institute of Certified Public Accountants, Public Company Accounting Oversight Board or state boards of accountancy or obligations thereunder, provided that, to the extent permitted by law or regulation, prior written notice of any such required disclosure will be provided to the Company.

4.             Responsibility for Representatives. You agree that you shall, at your sole expense, undertake all reasonable measures (i) to restrain your Representatives from prohibited or unauthorized disclosure or use of any Proprietary Information or Transaction Information and (ii) to safeguard and protect the confidentiality of the Proprietary Information and the Transaction Information disclosed to you or any of your Representatives and to prevent the use of any Proprietary Information or Transaction Information in any way that would violate any antitrust or other applicable law or this Agreement. You will notify the Company promptly in writing of any breach of this Agreement by you or, to your knowledge, your Representatives. You will be responsible for any breach of this Agreement by you and any deemed breach of this Agreement by any of your Representatives (which shall include any failure by your Representatives to comply with directives that you are required to give to your Representatives hereunder). You are aware, and will advise your Representatives to whom any Proprietary Information or Transaction Information is disclosed, of the restrictions imposed by applicable securities laws on the purchase or sale of securities by any person who has received material, non-public information about the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

5.             No Representations Regarding Proprietary Information.

(a)            You understand and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, on which you may rely as to the accuracy or completeness of the Proprietary Information for your purposes and that only those representations and warranties made by the Company in a subsequent definitive written agreement related to the Possible Transaction, if any, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect. You agree that, other than as may be set forth in such definitive written agreement, neither the Company nor any of its Representatives shall have any liability whatsoever to you or any of your Representatives, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use of the Proprietary Information or any errors therein or omissions therefrom.

(b)            Without limiting the generality of Paragraph 5(a), the Proprietary Information may include certain statements, estimates and projections with respect to the Company’s anticipated future performance. Such statements, estimates and projections reflect various assumptions made by the Company, which assumptions may or may not prove to be correct, and are subject to various risks and uncertainties. No representations, warranties or assurances are made by the Company or any of its Representatives as to such assumptions, statements, estimates or projections, including, without limitation, any budgets, and you hereby waive any claims in respect thereof.

(c)            You acknowledge and agree that (i) the Company shall be free to conduct any process for an acquisition or business combination transaction involving the Company as the Company in its sole and absolute discretion shall determine (including, without limitation, negotiation with any other person and, other than solely as may be required in your capacity as a director of the Company, entering into a definitive written agreement without prior notice to you or any other person) and (ii) the Company reserves the right, in its sole and absolute discretion, to reject any proposals and to terminate discussions and negotiations with you at any time for any reason whatsoever; provided, that if the Special Committee informs you in writing within sixty days of the date hereof that it is no longer considering a Possible Transaction (which, for the avoidance of doubt, shall not include a rejection of a proposal for a Possible Transaction), your restrictions and obligations under Paragraph 7 shall terminate and be of no further force or effect.

6.             Return or Destruction of Proprietary Information. Upon the Company’s request, subject to the provisions of Paragraph 1(c), you shall (and shall direct your Representatives to) promptly (and in any event within five days) either (at your or your Representative’s option) return to the Company or destroy (and certify such destruction to the Company in writing) all copies or other reproductions of Proprietary Information, other than any Derivative Materials, in your possession or the possession of any of your Representatives, and shall not retain any copies or other reproductions, in whole or in part, of such materials. You shall (and shall direct your Representatives to) destroy all Derivative Materials (including, without limitation, expunging all such Derivative Materials from any computer, word processor or other device containing such information), and such destruction will be certified in writing to the Company. Notwithstanding the foregoing, you and your Representatives may retain (a) data or electronic records containing Proprietary Information for the purposes of backup, recovery, contingency planning or business continuity planning so long as such data or records are not accessible in the ordinary course of business and are not accessed except as required for backup, recovery, contingency planning or business continuity planning purposes, and (b) one copy each exclusively for regulatory or records retention policy compliance and for dispute resolution; provided, that any such Proprietary Information may not be accessed or used for any other purpose. Notwithstanding the return or destruction of Proprietary Information required by this Paragraph 6, you and your Representatives shall continue to be bound by all duties and obligations hereunder in accordance with the terms hereof. For avoidance of doubt, this Paragraph 6 shall not apply to any information that would constitute Proprietary Information and/or Derivative Materials but was received by you in your role as a director or employee of the Company or its subsidiaries.

7.             Standstill. You hereby represent to the Company that, as of the date hereof, except as set forth in reports filed prior to the date hereof with the U.S. Securities and Exchange Commission, neither you nor, to your knowledge, any of your present Representatives as of the date hereof, has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company or any of its subsidiaries. In consideration for your being permitted to share Proprietary Information with certain persons, you agree that, unless requested in writing in advance by the Special Committee’s Representatives (for so long as the Special Committee is in existence and the Company’s Representatives acting at the direction of the independent and disinterested members of the Board of Directors after the Special Committee has been disbanded), neither you nor your Representatives will, at any time during the twelve month period commencing on the date hereof (or, at any time during such period, assist, advise, act in concert or participate with or knowingly encourage others to), directly or through others (including, without limitation, in your capacity as a trustee): (a) acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of any material assets or businesses or any securities of the Company or any direct or indirect subsidiary thereof, or any rights or options to acquire such ownership (including, without limitation, from any third party) (provided that this clause (a) shall not prohibit (i) any of you from gifting or otherwise transferring to another signatory hereto, shares of common stock held by you (provided that you give the Company written notice of the details of any such gift or transfer no later than three days after it is made) or from acquiring shares of stock pursuant to distributions to shareholders of the Company by the Company, (ii) Erik B. Nordstrom and Peter E. Nordstrom from being awarded or receiving any grants of equity awards or equity securities of the Company upon vesting or exercise of such awards pursuant to their roles as members of the Company’s management and/or the Company’s board of directors); (iii) any of you or any of your parents, step-parents, spouses, aunts, uncles, children, nephews, nieces, cousins, or other blood relatives, and any trusts for which you now or in the future serve in any administrative or trust capacity (collectively, the “Family Owners,” and each individually, a “Family Owner”) or for which any Family Owner is a trustee or beneficiary, from making or receiving bona fide gifts or transfers of any equity securities of the Company from any other Family Owner, (iv) any transfer or acquisition of rights or beneficial ownership in respect of any equity securities of the Company made in respect of bona fide estate planning, resulting from or to give effect to, any estate plans; or (v) acting in any fiduciary role with respect to any Family Owner(s), or trust for the benefit of such Family Owner(s), including, but not limited to, executor, trustee, attorney-in-fact, agent, and/or custodian, and taking all any and all actions required thereby; (b) publicly or privately offer to enter into, or publicly or privately propose (except in your capacity as an officer of the Company where the Company is acting as an acquiror, in each case only if expressly invited to do so by the Special Committee), any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Company or any direct or indirect subsidiary thereof; (c) unless (i) the Board of Directors or the Special Committee adversely alters the status, duties and terms of employment (other than changes to compensation in the ordinary course of business by the Compensation Committee of the Board) in a material respect or expressly threatens the employment status of Erik B. Nordstrom or Peter E. Nordstrom or requests either of their resignations as an officer, employee or director of the Company, or (ii) the Board of Directors or any committee thereof proposes to seek the resignation of Erik Nordstrom or Peter Nordstrom from the Board of Directors or communicates an intent not to nominate them for re-election as members of the Board of Directors, (A) initiate any stockholder proposal, or except in your capacity as a director or officer of, in each case only if expressly directed to do so by the Company’s board of directors, the Company with respect to any annual or special meeting called by the Board of Directors, the convening of a stockholders’ meeting of or involving the Company or any direct or indirect subsidiary thereof; or (B) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter, except in your capacity as an officer or director of the Company, in each case only if expressly directed to do so by the Company’s board of directors, otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(I)(2)(iv) under the Exchange Act; (d) other than discussions, negotiations, agreements, arrangements or understandings among yourselves and your Representatives with respect to the Possible Transaction in compliance with this Agreement, enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (a) through (c) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of the Company or any of its subsidiaries; or (e) other than as expressly permitted by this Agreement (x) make any public disclosure, or (y) take any action that could reasonably be expected to require you or the Company to make a public disclosure, with respect to any of the matters set forth in this Agreement. Notwithstanding anything in this Paragraph 7 to the contrary, you may (1) unless otherwise requested by the Special Committee, enter into discussions with the Special Committee and its Representatives to explore a Possible Transaction, and (2) make requests (but only privately to the Company and not publicly) for amendments, waivers, consents under or agreements not to enforce clauses (a) through (c) of this Paragraph 7 and may make proposals or offers (but only privately to the Company not publicly) regarding the transactions contemplated by clauses (a) through (c) of this Paragraph 7, in each case under this clause (2), at any time after a Fundamental Change Event (as defined below). A “Fundamental Change Event” means the Company has after the date of this Agreement entered into a definitive written agreement providing for (i) any acquisition of 30% or more of the voting securities of the Company by any person or group, (ii) any acquisition of a majority of the consolidated assets of the Company and its subsidiaries by any person or group, or (iii) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by the foregoing clause (iii), immediately following such transaction, any person, other than you or your controlled affiliates (or the direct or indirect shareholders of such person), will beneficially own a majority of the outstanding voting power of the Company or the surviving parent entity in such transaction). For purposes of this Paragraph 7, the following will be deemed to be an acquisition of beneficial ownership of securities: (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; or (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise. For purposes of this Paragraph 7, any acquisition of beneficial ownership of securities shall not include an acquisition pursuant to any stock split, reverse stock split, recapitalization, reclassification of shares, or similar transaction, in each case undertaken by the Company.

8.              No Solicitation of Employees. You agree that, without the prior written consent of the Company, you shall not (and you shall direct your Representatives not to), for a period of two years after the date hereof, directly or through others, solicit the services of or employ, as employee, consultant or otherwise, (a) any executive officer or member of the board of directors of the Company (other than your family members) or (b) any other person (other than your family members) who is employed by the Company or any of its direct or indirect subsidiaries on the date hereof or at any other time hereafter and prior to the termination of discussions between you and the Company with respect to the Possible Transaction and whose annual salary (at the time of any such solicitation) exceeded $200,000 (any such person described in clause (b) referred to herein as an “Other Employee”); provided, however, that the foregoing shall not preclude (1) the solicitation (or employment as a result of the solicitation) of Other Employees whose employment has been terminated or (2) the solicitation (or employment as a result of the solicitation) of Other Employees through (i) public advertisements or general solicitations that are not specifically targeted at such person(s) or (ii) recruiting or search firms retained by you, or internal search personnel who did not have access to Proprietary Information, using a database of candidates without targeting the Company or specific individuals, without direction or knowledge on your behalf by any person who had access to Proprietary Information. You agree that you and your Representatives will not, without the prior written consent of the Company, engage in discussions with management of the Company regarding the terms of their post-transaction employment or equity participation as part of, in connection with or after a Possible Transaction, unless and until a definitive agreement is executed and delivered with respect to the Possible Transaction.

9.             Ownership of Proprietary Information. You agree that the Company is and shall remain the exclusive owner of the Proprietary Information (other than Derivative Materials to the extent created by you, other than Proprietary Information reflected therein) and all patent, copyright, trade secret, trademark, domain name and other intellectual property rights therein. No license or conveyance of any such rights or any portions thereof to you or any of your Representatives is granted or implied under this Agreement.

10.           Certain Process Matters.

(a)            Subject to and effective upon the execution and delivery of this Agreement, upon a recommendation from the Special Committee, a majority of the members of the Board of Directors has approved in advance, for purposes of Section 23B.19.040(1) of the Washington Business Corporation Act (the “Washington Act”), the formation of a group among the signatories hereto and certain other persons who are not yet members with you of a “group” under Section 13(d)(3) of the Exchange Act (the “Transaction Group”) that may, as a result of the Transaction Group’s “beneficial ownership” (as defined in the Washington Act) of shares of the Company’s common stock constitute an “acquiring person” as defined in the Washington Act. Each of you (i) represents and warrants to the Company that prior to the execution and delivery of this Agreement such person has not taken any actions that, but for the prior approval of the Board, would require approvals under Section 23B.19.040(1)(a)(iii) of the Washington Business Corporation Act and (ii) covenants that such person shall not take any actions that, but for the prior approval of the Board, would require approvals under Section 23B.19.040(1)(a)(iii) of the Washington Business Corporation Act. It is understood and agreed that each of you that is a signatory hereto is executing and delivering this Agreement individually, that no decision has been made by you at this time to form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than as between the signatories hereto) to vote, acquire or dispose of any securities of the Company or any of its subsidiaries or to act as a partnership, syndicate, or other group for the purpose of acquiring, holding, or dispersing of any securities of the Company or any of its subsidiaries, and that the execution and delivery of this Agreement by all signatories does not, in and of itself, give rise to the formation of such a “group”, partnership, syndicate, or other group. Upon the formation of any partnership, syndicate, or other group within the meaning of Section 23B.19.020(12) of the Washington Act between you and one or more members of the Transaction Group other than the signatories hereto, such other person shall promptly execute and deliver to the Company a joinder to this Agreement agreeing to be bound by your obligations hereunder. Notwithstanding whether any partnership, syndicate, or other group for the purpose of acquiring, holding or dispersing of securities of the Company within the meaning of Section 23B.19.020(12) of the Washington Act has been formed between or among any members of the Transaction Group, the Transaction Group shall automatically, and without any further action by any person, be disbanded on the date that is the earlier of twelve months after the date hereof and the date on which you notify the Company in writing that you have elected to cease participating in the Transaction Group, which disbandment shall be binding upon all members of the Transaction Group. You acknowledge and agree that (a) after the disbandment of the Transaction Group, neither you nor any other members of the Transaction Group shall form another partnership, syndicate, or other group within the meaning of Section 23B.19.020(12) of the Washington Act (whether composed of some or all of the persons who are members of the Transaction Group or some or all of such persons and other persons) that may be considered an “acquiring person” under the Washington Act, and (b) the additional board and shareholder voting requirements set forth in Section 23B.19.040(1)(a)(iii) of the Washington Act will be required with respect to any “significant business transaction” (as defined in the Washington Act) involving any such new partnership, syndicate, or other group (or “affiliates” or “associates” (as such terms are defined in the Washington Act) thereof) and the Company during the five year period following the formation of such new partnership, syndicate, or other group, unless, prior to such formation, the formation of such new partnership, syndicate, or other group is approved by a majority of the Board of Directors consisting of independent and disinterested members of the Board of Directors. This Paragraph 10(a) shall survive the termination of this Agreement.

(b)            You agree as follows: (i) you shall keep the Special Committee informed on a current basis of the status of discussions with Representatives that are possible financing sources and (ii) following the delivery of any proposal relating to a Possible Transaction submitted by you or your Representatives to the Special Committee, you shall provide the Special Committee with documentation regarding such discussions that is reasonably responsive to requests from the Special Committee.

(c)            For the avoidance of doubt, Moelis & Company LLC (“Moelis”) has been permitted to contact persons until the date hereof for the sole purpose of evaluating their interest in being a source of financing for a Possible Transaction, provided that (i) Moelis has not contacted any persons whom Moelis, you or your other Representatives knew has entered into a confidentiality agreement with the Company, (ii) Moelis, you and your other Representatives have not disclosed any Confidential Information to any such person, which Confidential Information may only be disclosed pursuant to a confidentiality agreement, if any, entered into between the Company and such person, and (iii) no later than the date hereof, you shall have provided the Special Committee with a list of persons contacted by Moelis, and any persons who contacted Moelis or you, regarding a Possible Transaction and identify any such persons who are interested in being a source of financing for a Possible Transaction.

11.           Miscellaneous.

(a)            The parties acknowledge that irreparable damage would occur to the Company or you if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, you and the Company agree that a party, without prejudice to any rights and remedies otherwise available, shall be entitled to equitable relief, including, without limitation, specific performance and injunction, in the event of any breach or threatened breach by a party or its Representatives of the provisions of this Agreement without proof of actual damages. Neither party will oppose the granting of such relief on the basis that there is an adequate remedy at law. No party shall seek, and each party will waive any requirement for, the securing or posting of a bond in connection with a party seeking or obtaining such relief.

(b)            The parties agree that no failure or delay by the other party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No party’s waiver of any right, power or privilege hereunder, and a party’s consent to any action that requires its consent hereunder, shall be effective only if given in writing by such party.

(c)            If any provision contained in this Agreement or the application thereof to you, the Company or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, such invalid, illegal or unenforceable provision shall be replaced with one that most closely approximates the effect of such provision that is not invalid, illegal or unenforceable. Should a court refuse to so replace such provision, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

(d)            This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any assignment of this Agreement by you (including, without limitation, by operation of law) without the prior written consent of the Company shall be void. Any purchaser of the Company or of all, or substantially all, the Company’s assets shall be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser.

(e)            This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, negotiations, agreements, arrangements and understandings between the parties hereto with respect to the subject matter hereof, (ii) may be amended or modified only in a written instrument executed by the parties hereto, and (iii) shall, except as otherwise specifically set forth herein, cease to be effective three years after the date hereof; provided, however, that the confidentiality provisions contained herein shall continue to apply to you so long as you or any of your Representatives retain copies of any Proprietary Information or Transaction Information. Without limiting the generality of the preceding sentence, any “click-through” or similar confidentiality agreement entered into by a Receiving Party or any of its Representatives in connection with accessing any electronic data room will have no force or effect, whether entered into before, on or after the date hereof.

(f)            THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED IN THAT STATE. Each party hereto irrevocably and unconditionally consents to submit to the exclusive personal jurisdiction of the courts of the State of Washington and the United States of America, in each case located in King County, Washington, for such actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any such action, suit or proceeding except in such courts). Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any governmental entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the preceding sentence. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the courts of the State of Washington and the United States of America, in each case in King County, Washington, and further waives the right to, and agrees not to, plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Service of any process, summons, notice or document by U.S. registered mail to your address set forth below or to the Company’s address set forth below shall be effective service of process for any action, suit or proceeding brought against you or the Company, as applicable, in any court of competent jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(g)            Any notice or other communication required or permitted under this Agreement shall be treated as having been given or delivered when (i) delivered personally or by overnight courier service (costs prepaid), (ii) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case, subject to the preceding sentence, to the addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as such party may designate by a written notice delivered to the other party hereto). You also agree not to initiate or maintain contact related to the Possible Transaction with any Representative (other than the Company’s financial advisors and counsel), customer or supplier of the Company (or any of its affiliates), except with the express permission of the Company.

(h)            When this Agreement calls for the consent of the Company, instructions by the Company, waivers by the Company, or any similar actions by the Company, or any notice to the Company, it means a consent, instruction, waiver or similar action by, and notice to, the Special Committee or any person designated by the Special Committee for so long as the Special Committee is in existence. After the date that the Special Committee has been disbanded, any references in this Agreement to the Special Committee shall be deemed a reference to the Company acting at the direction of the independent and disinterested members of the Board of Directors unless the Board of Directors empowers another committee of the Board of Directors with authority relating to a possible transaction with you (in which case any references to the Special Committee shall refer to such committee).

(i)             This Agreement also constitutes notice to you that the Special Committee has engaged Sidley Austin LLP (“Sidley”) as its legal counsel in connection with the Possible Transaction. Notwithstanding the fact that Sidley may have represented, and may currently represent, the Company, you and/or any of your Representatives with respect to matters unrelated to the Possible Transaction, you (on behalf of yourself and your affiliates) hereby (i) consent to Sidley’s continued representation of the Special Committee in connection with the Possible Transaction, (ii) waive any actual or alleged conflict that may arise from Sidley’s representation of the Special Committee in connection with the Possible Transaction, and (iii) agree that Sidley will be under no duty to disclose any confidential information of the Company to you. By entering into this Agreement, you hereby acknowledge that the Company and Sidley will be relying on your consent and waiver provided hereby. In addition, you hereby acknowledge that your consent and waiver under this Paragraph 11(i) is voluntary and informed, and that you have obtained independent legal advice with respect to this consent and waiver. If you have any questions regarding this Paragraph 11(i), please contact Gary Gerstman and Derek Zaba at Sidley Austin LLP at (312) 853-2060 and (650) 565-7131 or at ggerstman@sidley.com and dzaba@sidley.com.

(j)             You and the Company each agree that unless a definitive agreement is executed and delivered with respect to the Possible Transaction (in which case, until such execution and delivery), neither the Company nor you intends to be, nor shall either of us be, under any legal obligation with respect to the Possible Transaction or otherwise, by virtue of any written or oral expressions by our respective Representatives with respect to the Possible Transaction, including, without limitation, any obligation to commence or continue discussions or negotiations, except for the matters specifically agreed to in this Agreement.

(k)             For the convenience of the parties, this Agreement may be executed by PDF, facsimile or other electronic means and in counterparts, each of which shall be deemed to be an original, and both of which, taken together, shall constitute one agreement binding on both parties hereto.

[Signature pages follow]

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

NORDSTROM, INC.

By:	/s/ Ann Munson Steines

Name: Ann Munson Steines
Title: Chief Legal Officer, General Counsel
Address: 1617 Sixth Avenue, Seattle, Washington 98101
Attention: Ann Munson Steines, Chief Legal Officer, General Counsel and Corporate Secretary

ACCEPTED AND AGREED AS OF THE ABOVE DATE

/s/ Erik B. Nordstrom
Erik B. Nordstrom

/s/ Peter E. Nordstrom
Peter E. Nordstrom

PETE AND BRANDY NORDSTROM 2012 CHILDREN’S TRUST

By:	/s/ Erik B. Nordstrom
Name: Erik B. Nordstrom
Title: Trustee

PETE AND BRANDY MFN 2010 TRUST

By:	/s/ Erik B. Nordstrom
Name: Erik B. Nordstrom
Title: Trustee

PETE AND BRANDY CFN 2012 TRUST

By:	/s/ Erik B. Nordstrom
Name: Erik B. Nordstrom
Title: Trustee

ERIK AND JULIE NORDSTROM 2012 SDN TRUST

By:	/s/ Peter E. Nordstrom
Name: Peter E. Nordstrom
Title: Trustee

BRUCE & JEANNIE NORDSTROM 2010 MFN TRUST

By:	/s/ Peter E. Nordstrom
Name: Peter E. Nordstrom
Title: Trustee

BRUCE & JEANNIE NORDSTROM 2012 CFN TRUST

By:	/s/ Peter E. Nordstrom
Name: Peter E. Nordstrom
Title: Trustee

1976 BRUCE A. NORDSTROM TRUST (aka ELIZABETH NORDSTROM 1976 TRUST FBO BRUCE NORDSTROM)

By:	/s/ Peter E. Nordstrom
Name: Peter E. Nordstrom
Title: Co-Trustee

By:	/s/ Erik B. Nordstrom
Name: Erik B. Nordstrom
Title: Co-Trustee

FRANCES W. NORDSTROM TRUST FBO BAN, created under will dated April 4, 1984

By:	/s/ Peter E. Nordstrom
Name: Peter E. Nordstrom
Title: Co-Trustee

By:	/s/ Erik B. Nordstrom
Name: Erik B. Nordstrom
Title: Co-Truste

Address: 1617 Sixth Avenue, Seattle, Washington 98101
Attention: Erik B. Nordstrom and Peter E. Nordstrom